Exhibit 5.1

ATTORNEYS AT LAW	Broomfield, CO 720 566-4000
One Maritime Plaza 20th Floor San Francisco, CA 94111-3580 Main 415 693-2000 Fax 415 951-3699	Kirkland, WA 425 893-7700 Menlo Park, CA 650 843-5100
Reston, VA 703 456-8000 San Diego, CA 858 550-6000
www.cooley.com
SUZANNE SAWOCHKA HOOPER 650 843-5180 hooperss@cooley.com

March 7, 2002

InterMune, Inc.
3280 Bayshore Blvd.
Brisbane, CA 94005

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by InterMune, Inc., a Delaware corporation (the "Company"), of up to three million four hundred fifty thousand (3,450,000) shares of the Company's common stock, $0.001 par value per share (the "Shares"), including four hundred fifty thousand (450,000) Shares that may be sold pursuant to the exercise of an over-allotment option, pursuant to a Registration Statement on Form S-3 and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the "Commission"). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the related Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and related Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and Prospectus Supplement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ SUZANNE SAWOCHKA HOOPER
Suzanne Sawochka Hooper